Exhibit 99.1

PROTONEX TECHNOLOGY CORPORATION

Computershare

All Correspondence to:
Computershare Investor Services (Jersey) Limited
c/o The Pavilions, Bridgwater Road,
Bristol, BS99 6ZY

Fax: 0870 703 6322
Email: ExternalProxyQueries@computershare.co.uk

MR A SAMPLE
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Form of Proxy - Special Meeting to be held on

visit: www.investorcentre.co.uk

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To be effective, all proxy appointments must be lodged with the Company's Registrars at:
Computershare Investor Services (Jersey) Limited c/o, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by at .

Explanatory Notes:

1. Every holder has the right to appoint some other person(s) of their choice, who need not be a shareholder, as his proxy to exercise all or any of his rights, to attend, speak and vote on their behalf at the meeting. If you wish to appoint a person other than Paul Osenar and Christopher Schuster, please insert the name of your chosen proxy holder in the space provided (see reverse). If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the box next to the proxy holder's name (see reverse) the number of shares in relation to which they are authorised to act as your proxy. If returned without an indication as to how the proxy shall vote on any particular matter, the proxy will exercise his discretion as to whether, and if so how, he votes (or if this proxy form has been issued in respect of a designated account for a shareholder, the proxy will exercise his discretion as to whether, and if so how, he votes) .
2. To appoint more than one proxy, an additional proxy form(s) may be obtained by contacting the Registrar's helpline on 0870 707 4040 or you may photocopy this form. Please indicate in the box next to the proxy holder's name (see reverse) the number of shares in relation to which they are authorised to act as your proxy. Please also indicate by marking the box provided if the proxy instruction is one of multiple instructions being given. All forms must be signed and should be returned together in the same envelope.
3. The 'Abstain' option overleaf is provided to enable you to abstain on any particular resolution. However, it should be noted that an 'Abstain' will be counted in the calculation of the proportion of the votes 'Against' a resolution.
4. The above is how your address appears on the Register of Members. If this information is incorrect please ring the Registrar's helpline on 0870 707 4040 to request a change of address form or go to www.investorcentre.co.uk/je to use the online Investor Centre service.
5. Any alterations made to this form should be initialled.
6. The completion and return of this form will not preclude a member from attending the meeting and voting in person.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services (Jersey) Limited accept no liability for any instruction that does not comply with these conditions.

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All Named Holders

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Additional Holder 1
Additional Holder 2
Additional Holder 3
Additional Holder 4

-1_99247_MAIL/000001/000001/SG151

Form of Proxy

Please complete this box only if you wish to appoint a third party proxy other than Paul Osenar and Christopher Schuster. Please leave this box blank if you want to select Paul Osenar and Christopher Schuster. Do not insert your own name(s).

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I/We hereby appoint Paul Osenar and Christopher Schuster OR the person indicated in the box above as my/our proxy to attend, speak and vote in respect of my/our full voting entitlement* on my/our behalf at the Special Meeting of Protonex Technology Corporation to be held at **153 Northboro Road, Southborough, Massachusetts, 01772-1034** on at , and at any adjourned meeting.

*** For the appointment of more than one proxy, please refer to Explanatory Note 2 (see front).**

☐ Please mark here to indicate that this proxy appointment is one of multiple appointments being made.

Please use a **black** pen. Mark with an **X** inside the box as shown in this example. ☒

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Ordinary Resolution	**For**	**Against**	**Abstain**
1. To consider and vote upon the proposal to adopt and approve the Merger Agreement and the Merger set forth in the agreement and plan of merger (the "Merger Agreement") by and among Ballard Power Systems Inc., a corporation incorporated under the laws of Canada ("Ballard"), BPC SubCo Inc., a Delaware corporation and wholly-owned subsidiary of Ballard ("Merger Sub"), Protonex and Edward J. Stewart, as stockholder representative, pursuant to which Merger Sub will merge with and into Protonex, with Protonex surviving as a wholly-owned subsidiary of Ballard, and Ballard will issue common shares to the stockholders of Protonex in exchange for all issued and outstanding shares of Protonex common stock, as more fully described in the attached proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus.	☐	☐	☐
2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.	☐	☐	☐

Intention To Attend

Please indicate if you intend to attend the GM ☐

I/We instruct my/our proxy as indicated on this form. Unless otherwise instructed, the proxy may vote as he or she sees fit or abstain in relation to any business of the meeting.

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Signature

Date

DD / MM / YY

In the case of a corporation, this proxy must be given under its common seal or be signed on its behalf by an attorney or officer duly authorised, stating their capacity (e.g. director, secretary).

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